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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                                (Amendment No. )*



                           MarkWest Hydrocarbon, Inc.
          ------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                    570762104
          ------------------------------------------------------------
                                 (CUSIP Number)

                                 December, 2001
          ------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                | |  Rule 13d-1(b)

                                | |  Rule 13d-1(c)

                                |X|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

Schedule 13G
CUSIP No. 570762104                                  MarkWest Hydrocarbon, Inc.
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         John Fox
-------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) o
                                                                     (b) o

-------------------------------------------------------------------------------

3    SEC USE ONLY

-------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

-------------------------------------------------------------------------------

                  5     SOLE VOTING POWER

                        142,785 (including 49,285 shares held in 401(k) account)
     NUMBER OF    --------------------------------------------------------------

      SHARES      6     SHARED VOTING POWER

   BENEFICIALLY         3,856,987
                  --------------------------------------------------------------
     OWNED BY
                  7     SOLE DISPOSITIVE POWER
       EACH
                        142,785 (including 49,285 shares held in 401(k) account)
     REPORTING
                  --------------------------------------------------------------
      PERSON
                  8     SHARED DISPOSITIVE POWER
       WITH
                        3,856,987
-------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,999,772
-------------------------------------------------------------------------------

10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|
         (SEE INSTRUCTIONS)  N/A

-------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         47%
-------------------------------------------------------------------------------

12     TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)

         IN, HC
-------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 570762104                                  MarkWest Hydrocarbon, Inc.
--------------------------------------------------------------------------------


1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         MWHC Holding, Inc.**
-------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) o
                                                                     (b) o

-------------------------------------------------------------------------------

3    SEC USE ONLY

-------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

-------------------------------------------------------------------------------

                  5     SOLE VOTING POWER

                        3,685,086
     NUMBER OF    --------------------------------------------------------------

      SHARES      6     SHARED VOTING POWER

   BENEFICIALLY         0
                  --------------------------------------------------------------
     OWNED BY
                  7     SOLE DISPOSITIVE POWER
       EACH
                        3,685,086
     REPORTING
                  --------------------------------------------------------------
      PERSON
                  8     SHARED DISPOSITIVE POWER
       WITH
                        0
-------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,685,086
-------------------------------------------------------------------------------

10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|
          (SEE INSTRUCTIONS)  N/A

-------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         43.3%
-------------------------------------------------------------------------------

12     TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)

         CO
-------------------------------------------------------------------------------

**MWHC Holding, Inc., is an entity controlled by Mr. Fox.

Schedule 13G
CUSIP No. 570762104                                  MarkWest Hydrocarbon, Inc.
--------------------------------------------------------------------------------

Item 1.

      (a)   Name of Issuer: MarkWest Hydrocarbon, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            155 Inverness Drive West, Suite 200
            Englewood, Colorado  80112

Item 2.

      (a)   Name of Persons Filing:

            (1)   John Fox
            (2)   MWHC Holding, Inc.


      (b)   Address of Principal Business Office:

            (1)   c/o 155 Inverness Drive West, Suite 200
                  Englewood, Colorado  80112
            (2)   c/o 155 Inverness Drive West, Suite 200
                  Englewood, Colorado  80112


      (c)   Citizenship:   EACH  FILING  PERSON'S   CITIZENSHIP  OR  PLACE  OF
            ORGANIZATION IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

      (d) Title of Class of Securities: common stock, par value $0.01 per share

      (e)   CUSIP Number:  570762104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)  |_|  Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).
      (b)  |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
      (e)  |_|  An investment adviser in accordance with Section
                240.13d-1(b)(ii)(E).

Schedule 13G
CUSIP No. 570762104                                  MarkWest Hydrocarbon, Inc.
--------------------------------------------------------------------------------



      (f)  |_|  An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F).
      (g)  |_|  A parent holding company or control person in accordance with
                Section 240.13d-1(b)(1)(ii)(G).
      (h)  |_|  A savings association as defined in Section 3(b) of the
                Federal Deposit Insurance Act (12 U.S.C. 1813).
      (i)  |_|  A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
      (j)  |_|  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      (a)   Amount Beneficially Owned:

            (1)   3,999,772
            (2)   3,685,086

      (b)   Percent of Class:

            (1)   47.0%
            (2)   43.3%

      (c)   Number of shares as to which such persons have:

             (i)  Sole power to vote or to direct the vote:

                  THE NUMBER OF SHARES AS TO WHICH EACH FILING PERSON HAS THE
            SOLE POWER TO VOTE OR DIRECT THE VOTE IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

            (ii)  Shared power to vote or to direct the vote:

                  THE NUMBER OF SHARES AS TO WHICH EACH FILING PERSON HAS SHARED
            POWER TO VOTE OR DIRECT THE VOTE IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

Schedule 13G
CUSIP No. 570762104                                  MarkWest Hydrocarbon, Inc.
--------------------------------------------------------------------------------


            (iii) Sole power to dispose or to direct the disposition of:

                  THE NUMBER OF SHARES AS TO WHICH EACH FILING PERSON HAS THE
            SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

            (iv)  Shared power to dispose or to direct the disposition of:

                  THE NUMBER OF SHARES AS TO WHICH EACH FILING PERSON HAS SHARED
            POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

Item 5. Ownership of Five Percent or Less of a Class:

        N/A

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

        N/A

Item 8. Identification and Classification of Members of the Group:

        N/A

Item 9. Notice of Dissolution of Group:

        N/A

Item 10. Certification:

        N/A
                                       6

Schedule 13G
CUSIP No. 570762104                                  MarkWest Hydrocarbon, Inc.
--------------------------------------------------------------------------------



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          ------------------------------------
                                          /s/John M. Fox
                                          ------------------------------------
                                          Signature

                                          JOHN FOX
                                          ------------------------------------
                                          Name



                                          MWHC Holdings, Inc.

                                          ------------------------------------
                                          /s/John M. Fox
                                          ------------------------------------
                                          Signature

                                          John Fox, President
                                          ------------------------------------
                                          Name/Title

Schedule 13G
CUSIP No. 570762104                                  MarkWest Hydrocarbon, Inc.
--------------------------------------------------------------------------------


                                  EXHIBIT INDEX


        EXHIBIT     DOCUMENT                                     PAGE NO.
        -------     --------                                     --------

          A         Joint Filing Agreement                          A-1


                                       8